FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

FIRST INDIANA BANK

Moderator: Bob Warrington
July 20, 2005
2:00 pm CT

Operator:	Good afternoon. My name is (Lisa) and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Indiana Second Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Warrington, you may begin the conference.

Bob Warrington:	Welcome and good afternoon. We appreciate the opportunity to share our 2005 second quarter financial results and observations with you. And thank you for taking the time to join us.

First, Beth Copeland will read our forward looking statement. Bill Brunner, our Chief Financial Officer will review selected financials, and then I’ll provide some remarks. Beth?

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Beth Copeland:	This conference call may contain forward looking statements concerning First Indiana’s future operations and financial results. Such statements are subject to important factors that could cause First Indiana’s actual results to differ materially from those anticipated by the forward looking statements.

These factors include the factors identified in First Indiana’s annual report on Form 10K for the year ended December 31, 2004 under the heading “forward looking statements” which factors are incorporated herein by reference and such other factors that may be described from time to time in First Indiana’s SEC filings. Forward looking statements by their nature are subject to assumptions, risks, and uncertainties.

The fact that there are various risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

First Indiana undertakes no duties to update forward looking statements. And now Bill Brunner will review a few of our financials from the second quarter.

Bill Brunner:	Good afternoon. First Indiana’s net income was $6.3 million, or 45 cents per diluted share for the second quarter ended June 30, 2005. This compares to net income for the second quarter of 2004 of $5 million, or 32 cents per diluted share.

Included in the second quarter 2005 results are two items I’d like to draw your attention to. One is the negative provision for loan loss of $650,000. And second, a pretax write-off of $400,000 for a lease on land previously held for a banking center expansion.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

These items have the net affect of increasing diluted earnings per share between the two of one cent. For the six months ended June 30, 2005, First Indiana’s net income was $11.9 million or 85 cents per diluted share, compared with $10.4 million or 66 cents per diluted share for the same period in 2004.

Our annualized return on average assets was 1.34% for the second quarter, and ROA was .93% for the same quarter of the previous year. Our annualized return on average equity for the second quarter was 14.42% compared with 9.46% for the second quarter last year.

First Indiana has experienced growth in loans and deposits in the second quarter. Loan outstandings were $1.52 billion at June 30, 2005, compared with $1.48 billion at March 31, 2005, an increase in linked quarters of $45.6 million or 3%.

This increase was led by commercial loans which were around $41.6 million or 6% over the quarter. Supporting loan growth was an increase in average total deposits of $54.3 million or 4% over the first quarter of 2005.

Total deposits averaged $1.39 billion in the second quarter of 2005 compared to $1.34 billion in the first quarter. Total core demand and savings deposits were up $35.1 million or 4%, averaging $923 million for the second quarter 2005, compared with $888 million in the first quarter of ‘05.

Our balance sheet growth coupled with rising federal fund interest rates led to an improved net interest margin of 3.89% growth for the second quarter which compares to 3.77% for the first quarter of 2005.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Non-interest income for the second quarter of 2005 was $9.2 million. This compares to the first quarter of 2005 of $6 million, of which the first quarter included a loss of $1.7 million on the sale of the bank’s third party loan servicing portfolio and a loss on the sale of securities of $813,000.

Excluding these two items in the first quarter of the year, non-interest income was up 8% in the second quarter over the first quarter, led predominantly by deposit fee income.

I’m sure you’re going to want to know a little bit about the increase in non-interest expense. Non-interest expense was $17 million for the second quarter 2005 compared with $16 million for the first quarter of 2005.

The good news is our stock is up. The bad news is that due to the accounting rules, we had to take an additional $540,000 in compensation expense related to restricted stock and deferred stock awards due to the stock’s rise in price.

This in addition to a $400,000 lease write-off mentioned earlier were the sources of the increase. Now Bob will give some commentary on our results.

Bob Warrington:	Thank you Bill. I hope it’s clear from both our press release and Bill’s comments that we view this as a 44 cent quarter after we adjust for the two one time items.

I’d like to begin by discussing our balance sheet growth that Bill mentioned. We’re encouraged that we are gaining traction in seeing loan growth. The second quarter resulted in total loans up 3%, a trend we are comfortable that can be sustained.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

We’ve spent a lot of time in the past two quarters talking about our improving credit quality and this quarter has been no exception. Nonperforming assets continued on a downward trend to $13.2 million at June 30 compared with $15.8 million at March 31, and $21.4 million at December 31, 2004.

Nonperforming loans were .85% of loans at June 30, compared with 1.02% at March 31, and 1.32% at year end 2004. As a result of our improvement, we took another negative provision in the second quarter. This is consistent with the trends in our credit quality and consistent with our reserve methodology.

One item we’ve discussed with you over the past few quarters is making certain we have the right people in the right positions. Not only does this give us enhanced capacity to grow, but it also allows us to grow with fewer people. We are actively pursuing the top performers in our market and have been successful in hiring several over the past few months.

Since the beginning of 2005 we’ve hired six new branch managers. All of them have been recruited from large regional competitors, and all of them have proven track records in both consumer lending and/or investments.

In addition, we hired a new regional manager for our retail division. And we’ve recently recruited a new executive to lead our treasury management and private banking areas and join our senior planning group. She comes to us from one of the largest banks in our area, and is a well respected and experienced banker in our community.

In case you haven’t seen the release yet, earlier today we announced board approval to increase our quarterly cash dividend 11% from 18 cents to 20 cents. This is the seventy-fifth consecutive quarter First Indiana has paid a

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

cash dividend, and the fourteenth dividend increase in as many years. And we continue to be recognized as emergent dividend achiever.

In summary, we are focused on growth. We’re focused on cost control. And we’re focused on credit quality. We’re seeing results from the strategies we’ve implemented and are optimistic about the future.

That concludes our prepared remarks. With the operator’s assistance, we’d be glad to take any questions. (Lisa)?

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Steve Covington with Stifel.

Steve Covington:	Good morning and, I’m sorry, good afternoon. It’s been a long day. Congratulations on a great quarter.

Bob Warrington:	Thank you Steve.

Steve Covington:	I guess first, Bill does that half million dollar charge associated with deferred stock awards - is that an ongoing quarterly item based on average stock price for the quarter? Or is that a once a year type thing? Or how does that work?

Bill Brunner:	That is done every quarter based on the stock price at the end of the period in time.

Steve Covington:	At the end of the period, okay.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Bill Brunner:	Yeah, so we’ve had quite a run. If what you’re getting at is there a lagging effect to come in later? Not unless the stock continues to rise.

Steve Covington:	Okay, okay. Thank you. And then I guess, secondly, the net interest margin continue to show improvement and I was just wondering based on how you sit right now, if we assume we’re going to get at least a couple more increases on short term rates. How would your margin react to that?

Bill Brunner:	Steve, you know, as we’ve said the asset sensitivity has clearly helped us and will continue to - we anticipate that’ll continue to increase the margins if rates continue to rise. However, I would caution a little bit as rates rise further, there’s a little bit of a diminishing return. It’s still positive, but it’s not likely at the rate it has been.

Coupled with that there’s, we are experiencing some competitive spread compression on the lending side of the house which, not enough to overcome the benefits of rising interest rates, but be it to say as rates rise, the increase will be at a decreasing rate.

Steve Covington:	Great, thank you. And lastly, Bob your commercial business loan portfolio has been increasing nicely the last couple of quarters. I was wondering if you could just give a, just a brief thumbnail of what you’re seeing in the market. Is that being driven by what you’re seeing in the market? Or are you guys just kind of knocking the cover off the ball there?

Bob Warrington:	Steve I think we are in a good market. We’ve said that all along about Indianapolis. I would suggest that we have been aggressive with our calling programs. I think I’d mentioned in the past we have a monthly sales blitz where we gather at one branch location and we pair up in teams of two and

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

usually they’ll have 20 to 25 teams go out and make four or fives calls during the morning. And then we come back and sort of have a celebratory lunch and award the Sales Apprentice Award for whoever had the best success.

I think as the months go by and senior management takes a more active role in the calling program, you start to see the cumulative benefit of that approach. So I think we’ve got an invigorated staff that makes a lot of calls and that’s really what’s fueled our particular growth.

How we compare vis-à-vis the competition I’m not sure, but I can tell you from a personal perspective I am pleased with both the quantity of deals we get to take a look at and also, and more importantly, the quality.

Steve Covington:	Great, thank you very much.

Bob Warrington:	You’re welcome.

Operator:	Your next question comes from Kenneth James with FTN Midwest Security.

Kenneth James:	Good afternoon, gentlemen.

Bob Warrington:	Good afternoon.

Kenneth James:	I have a question pertaining to your loan growth. I expected it to be just a little bit more muted just in relation to the, kind of the targeted runoff you guys have talked about the out of state loans and kind of non-core loans. Did that just not occur this quarter? Or was the underlying growth so strong that it’s just overwhelmed us?

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Bob Warrington:	The underlying growth overcame the runoff in the out of market loans. That runoff from those land acquisition and development loans we’ve spoken about in the past did occur. And we were just able to grind our way through it.

Kenneth James:	Okay great.

Bob Warrington:	Thank you.

Operator:	Your next question comes from Fred Cummings with Key Market.

Fred Cummings:	Yes good afternoon.

Bob Warrington:	Good afternoon.

Fred Cummings:	Two questions, first Bob, can you touch on your deposit growth - quite strong on a core basis lean quarter here. Give us some sense for how much of that is coming from the retail area versus what’s coming from the commercial side of the house.

Bob Warrington:	Fred in this past quarter the majority of that came from the commercial side. Our treasury management people really had a knockout quarter. And I would say the lion’s share of that came from the commercial side.

Fred Cummings:	And Bill did you touch on – I may have missed it – this lean quarter increase and deposit fees. Is that more of a seasonal rebound there that we’re seeing?

Bill Brunner:	No Fred, really there it isn’t gigantic, it’s just that ourselves like others who saw a pretty precipitous falloff in deposit fees late in the year and the early part of the year, all I’m really trying to say is that has begun to come around. It has turned the corner and is growing again.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Fred Cummings:	And then lastly, it looks as though the tax rate was higher than I would have anticipated. Can you maybe reconcile that Bill?

I’m looking at a 37.7% rate versus 36.4 last quarter.

Bill Brunner:	Fred to be real honest with you, there isn’t anything particularly unusual in there. It has to do with a little bit of change in sources of income. I generally - right between those two numbers. One was probably up a bit; one was, you know, the next quarter will be down a little bit.

Fred Cummings:	Okay, all right. Thank you.

Bill Brunner:	Thanks Fred.

Operator:	Your next question comes from Brad Milsaps with Sandler O’Neill.

Brad Milsaps:	Hey good afternoon.

Bob Warrington:	Good afternoon Brad.

Brad Milsaps:	Just to tagalong with Fred’s question with the deposit service charge fees, can you talk a little bit about, and you touched on some new hires, but kind of how your branch initiatives are going as far as some improvements you’ve made there? And I guess maybe talk a little bit forward looking about how, you know, how you see that playing out over the rest of the year?

Bob Warrington:	We have, or had branch initiatives in virtually every area from core deposit generation to consumer loans to residential mortgage loans. And we have been pleased with the pickup in activity. Clearly the increased talent that exists in

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

our branch network today is producing results on all those fronts. And we will continue to promote deposit growth, consumer lending, and mortgage lending through our branch system.

Brad Milsaps:	And so you still think you’re in the very early stages of, I guess getting some of the low hanging fruit there and pushing that forward?

Bob Warrington:	Well I think it’ll be a grind to grow core deposits, but that will be our focus. And I think that will be one of the key items that differentiates success among the various banking companies. I don’t believe there’s any low hanging fruit that relates to core deposits. We’ll have to earn each and every one of those dollars.

I do think that we have some opportunities to continue to increase the growth rate of our consumer and residential lending to our branch network.

Brad Milsaps:	And I know you’ve mentioned in the past that you thought you could handle probably one to two branches every 18 to 24 months. Is that still the case? I guess you still feel like you’ve got plenty of the capacity within your current branch network to grow pretty substantially?

Bob Warrington:	Brad that’s correct. What we said is we think we could afford about three branches every two years. I believe we’ve got two in the pipeline right now. So we would, our plans would be to continue with that trend line.

Brad Milsaps:	Okay and then finally, can you, you touched on some new hires. Have you made any additional hires on the commercial lending side? And can you kind of talk about the kind of recruitment in that area of the bank?

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Bob Warrington:	We have not made any specific direct hires on the commercial lending side. We have been getting more production out of the existing staff. I believe that we have a very high caliber group of relationship managers in the company today. And it’s one of those times when you’re able to do more with less.

That said, we still recognize that growth will be contingent upon our ability to recruit and retain those people. And that is a fulltime effort. We have made an internal move or two where we’ve taken existing staff from non-revenue functions to work as new relationship managers.

Specifically speaking as the nonperforming assets decline you need fewer people in your special assets units. We’ve been able to move an officer from that location into a productive capacity within the corporate lending function.

So we’ll work on optimizing our internal talent and simultaneously trying to recruit from the outside. But specifically in that area, no external recruits since we spoke last time.

Brad Milsaps:	Okay great. Thank you.

Bob Warrington:	You’re welcome.

Operator:	Your next question comes from Brian Martin with Howe Barnes Investments.

Brian Martin:	Hi guys.

Bob Warrington:	Hi.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Brian Martin:	Just wanted to see if you could give a little color, if you could actually quantify the amount of runoff on the loan portfolio that you had this quarter between the land development and the commercial side?

Bob Warrington:	I believe it was $11 million.

Brian Martin:	Split fairly equally or..?

Bob Warrington:	That was the - what I thought you were asking was what was the amount of the out of market land development loans that ran off in the second quarter.

Brian Martin:	Correct and how about just on the controlled runoff on the commercial portfolio. Was there some of that in there as well?

Bob Warrington:	Oh I’m sure there was. I honestly don’t know that exact number. I’d have to get that for you.

Brian Martin:	Okay. How about, you know I guess just maybe another question. With regard to the, now that you guys are focusing more on the central Indiana market, can you talk a little bit about just any type of seasonality that you think this market exhibits as you go forward throughout the year? Is it, you know, second and third quarter typically strong quarters on the commercial front within that market? Or - if you could just give a little color on that.

And then maybe just, going in hand with that, the new growth you’ve gotten this quarter, maybe if you could just comment a little bit about, you know, the types of customers you’re working with. You know, maybe the size of the credits, whether they’re new or existing customers.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Bob Warrington:	Okay. I don’t believe that we’ve experienced any seasonal issues. The increase in outstandings comes from both new and existing customers. We are pleased with the quality of the credits. I think that’s, as I’ve mentioned before, most important in our mind. So we’ve seen it come from various industries, various sizes, you know, typically we’re looking at, you know, $2 to $5 or $6 million credits would be the typical business credit.

But that would really be the story for our quarter.

Brian Martin:	Okay and now that you’ve gotten all your strategic initiatives and kind of underway with, you know, adding staff and focusing on this market, what type of performance objectives do you guys have in place that maybe you could quantify a little bit and maybe give some type of time frame as to what your expectations are.

Bob Warrington:	Well, that’s a great question, but I’m uncomfortable giving that type of forward guidance. I can tell you this that we have fewer employees employed with the corporation today than we did at the beginning of the year, or the end of the first quarter.

That we take a hard look at performance standards for the individual as well as for the corporation. And our stated objective is to be a top performing bank and we define that as performance in the top quartile.

So we will strive to reach and sustain that level. And whatever metrics are necessary to reach that plateau is what we’ll just have to obtain.

Brian Martin:	Okay, excuse me. How about just, now that you’ve talked about reducing the risk profile of the company pretty significantly here since some of the changes you’ve put in place, is there some way you can quantify how much, or is there

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

some telling sign as far as how much you’ve reduced the risk profile? And the question’s kind of getting at the, you know, your reserve level. I mean are you at the best point you’ve been in the credit quality side in a year, two years, five years?

Bob Warrington:	I would suggest we’re at the best point in credit quality at least over the past three years. We think there’s still a continued opportunity there, but credit quality today is basic to what we do. We’re only seeking and approving credits that are of high quality. So that’s just part of our being today; just the way we operate.

So I tell you I feel strongly that our credit quality is better than it has been at anytime over at least the past three years.

Brian Martin:	Okay and just last question is, can you give us a sense for what portion of your reserve is unallocated at this point?

Bob Warrington:	Yes. About 27%?

Brian Martin:	Okay. All right, great, I appreciate it. Thanks guys.

Bob Warrington:	You’re welcome. Thank you.

Operator:	Once again if you would like to ask a question, please press star then the number 1 on your telephone keypad.

At this time there are no further questions.

Bob Warrington:	(Lisa) thanks for your help. Thank you all for listening. That concludes our call.

FIRST INDIANA BANK
Moderator: Bob Warrington
07-20-05/2:00 pm CT
Confirmation #6708750

Operator:	This concludes today’s First Indiana Second Quarter Earnings Conference Call. You may now disconnect.

END